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                                                   CONSECO, INC. AND SUBSIDIARIES
                                                                                                                        Exhibit 11.1
                                             COMPUTATION OF EARNINGS PER SHARE - PRIMARY
                                        for the years ended December 31, 1996, 1995 and 1994



                                                                             1996                1995            1994
                                                                             ----                ----            ----
Shares outstanding, beginning of year................................    81,031,828          88,739,400     101,247,092

Weighted average shares issued (acquired) during the year:
    New shares issued................................................    16,090,989                   -               -
    Shares issued under employee stock plans.........................             -               3,736          13,944
    Treasury stock acquired..........................................    (1,299,073)         (7,550,044)    (15,423,280)
    Exercise of stock options........................................     3,027,823             211,772      14,428,788
    Preferred stock conversions......................................     5,732,663                   -              -
    Common equivalent shares at average market price related to:
       Stock options.................................................     6,013,310           2,920,876       3,454,412
       Employee stock plans..........................................     2,172,134           1,768,100       1,671,532
       PRIDES........................................................    14,042,106                   -               -
                                                                        -----------          ----------     -----------

Weighted average primary shares outstanding..........................   126,811,780          86,093,840     105,392,488
                                                                        ===========          ==========     ===========

Net income for primary earnings per share:

    Net income as reported...........................................  $252,378,000        $220,425,000    $150,398,000

    Less preferred stock dividends...................................    (9,807,000)        (18,427,000)    (18,632,000)
                                                                       ------------        ------------    ------------

Net income for primary earnings per share............................  $242,571,000        $201,998,000    $131,766,000
                                                                       ============        ============    ============

Net income per primary common share..................................         $1.91               $2.35           $1.25
                                                                              =====               =====           =====

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